News Release

Firsthand Technology Value Fund Holding Pivotal Systems

Announces Financial Results for 1H’18

San Jose, CA, August 29, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Pivotal Systems (ASX: PVS) (the “Company”) has released its financial results for the first half of its 2018 fiscal year.

Revenue for the year-to-date period ended July 2, 2018, increased 23% to $11.19 million, as compared with $9.07 million in revenue for the first half of 2017. Gross margins improved to 37% during the period, up from 18% in the year-ago period, and the Company generated positive cash flow from operations of $0.33 million.

On July 31, 2018, Pivotal repaid all outstanding borrowings with Bridge Bank, totaling $5.07 million. The Company also recently announced the appointment of Peter McGregor as an Independent Non-Executive Director and Chair of the Company’s Remuneration Committee, effective August 23, 2018. Mr. McGregor has extensive corporate governance experience, having served as a Chairman and/or Director of a range or ASX-listed, unlisted, and not-for-profit companies.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski

Firsthand Capital Management, Inc.

(408) 624-9525

vc@firsthandtvf.com